EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 2005 Equity Compensation Incentive Plan, 1999 Stock Option Plan and 1994 Stock Option Plan of Enzo Biochem, Inc. and to the incorporation by reference therein of our report dated October 7, 2004, except for Note 14 and the third paragraph of Note 7, as to which the date is October 14, 2004, with respect to the consolidated financial statements and schedules of Enzo Biochem, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended July 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, NY
March 29, 2005